Sheet1

ML Variable Series Funds, Inc.
Series Number: 10
File Number: 811-3290
CIK Number: 355916
Domestic Money Market Fund
For the Period Ending: 12/31/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended December 31, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/27/2001	$ 5,000	Federal National Mortgage Assc.	4.05%	04/11/2002
05/30/2001	14,700	Student Loan Marketing	5.00	12/06/2002
08/30/2001	10,000	Federal Home Loan Bank	5.00	03/06/2003
09/17/2001	4,000	Federal Home Loan Mortgage	5.00	09/15/2003

Last Updated on 02/26/2002
By Win95 User